Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact DKC Public Relations Ed Tagliaferri 212 981 5182 edmund_tagliaferri@dkcnews.com	Investor Relations Contact Viggle Inc. John C. Small 646 738 3220 john@viggle.com

MERGER AGREEMENT BETWEEN SOCIAL TV LEADERS VIGGLE AND GETGLUE IS TERMINATED

New York, NY – (January 14, 2013) – The merger agreement between Viggle Inc. (Symbol: VGGL), the popular television loyalty service, and GetGlue, the leading social TV application, has been terminated, Robert F.X. Sillerman, Executive Chairman and CEO of Viggle announced today.

"During the time we started talking to GetGlue about an acquisition and since the merger agreement was signed in November, we have seen impressive growth in our business,” Sillerman said.   “We are pleased with this positive momentum.”  He added that the termination of the agreement was cordial.  “We wish GetGlue and Alex all the best.”

About Viggle:

Viggle, launched in January 2012, rewards its users with points for their loyalty to and engagement with content around their favorite TV shows.  Points can be redeemed for real-world rewards from places like Best Buy, Amazon, Fandango, Hulu Plus and iTunes, among others. Viggle’s audio verification technology recognizes and allows users to check into live, DVR’d and online TV content from more than 170 of the most popular broadcast and cable channels.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of January 14, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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